                                                                   EXHIBIT 10.42


[BIOGEN LOGO]                                    VICE PRESIDENT, HUMAN RESOURCES
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FOURTEEN CAMBRIDGE CENTER, CAMBRIDGE, MA 02142 * 617-679-2000 * FAX 617-679-3595

                                 June 21, 2000


Mr. Peter N. Kellogg
3617 Dartmouth Avenue
Dallas, Texas 75205


Dear Peter:

This letter supercedes my letter dated June 19 and represents Jim Mullen's offer to you on behalf of Biogen. You are offered the position of Vice President and Chief Financial Officer of Biogen at an annual salary of $325,000. You will report directly to Jim Mullen and you will become a member of the Biogen Operating Team. Consistent with Biogen's compensation policy, you will be eligible for a pro-rated merit salary review at year-end 2000 and annually thereafter. You will also be eligible to participate in Biogen's annual incentive compensation plan with a 50% target bonus and assuming an August 1, 2000 start date, Biogen will guarantee a pro-rated target bonus of $68,250 for year 2000. Your principal place of employment will be at Biogen's headquarters in the Cambridge, Massachusetts area.

Upon employment you will receive $200,000 as a one-time special cash bonus, which will be treated as an interest-free forgivable loan. The bonus will be forgiven over a thirty-six month, straight-line schedule. In the event you voluntarily terminate your employment, or Biogen terminates your employment for poor performance or cause, prior to the thirty-six months from the date of the loan, the unforgiven portion of the loan would be payable to Biogen within six months of your termination date. If your employment is involuntarily terminated for non-cause within the first three years, or there is a change of control that results in your termination, the full balance of this loan will be forgiven.

As of the date you commence employment, you will be granted an option to purchase 200,000 shares of the common stock of Biogen, Inc. The exercise price per share will be the average of the high and low sale prices as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date you commence employment. The option will have a ten-year term and vest over a five-year period at the rate of 20% per year starting on the anniversary of the date you commence employment. Based on your performance you will be eligible for a merit stock option grant at year-end 2000 pursuant to Biogen's merit stock option policy. This grant will be comparable with awards granted to the three most senior executive officers reporting to Jim Mullen.

You will be able to choose from a menu of benefit options through our flexible benefits program, BioChoice. These include health care, life, dependent life, and disability insurance as well as two flexible spending accounts, Med-Flex and D-Flex, for eligible medical or dependent-care expenses. At the beginning of the calendar quarter following your date of hire you will be eligible to participate in Biogen's pension and 401(k) savings plans. Biogen also offers a variety of additional benefits including childcare and elder care referral service, educational matching gifts, credit union, and group

[BIOGEN LOGO]                                    VICE PRESIDENT, HUMAN RESOURCES
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Mr. Peter N. Kellogg
June 21, 2000
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homeowners and automobile insurance. You will receive more detailed information regarding your benefits on your first day of employment.

Biogen will provide relocation benefits to facilitate your move from Dallas, Texas. A relocation counselor will contact you to discuss the relocation program, and will send you a package detailing the relocation policy to you. These benefits will include the reimbursement of many of the costs associated with both the sale of your current house and the purchase of a new house in the Boston area; temporary living; return trips home; home finding; and movement of your household goods. Please read the policy carefully as it will outline the parameters of these benefits and detail the reimbursement process.

In addition, Biogen will also provide the following supplemental relocation benefits:

- BRIDGE LOAN: We will provide a bridge loan on the equity of your home in Dallas, which will be in place for up to six months, if necessary. We will consider an extension beyond this period if unusual market conditions do not allow the sale of your home.

- MORTGAGE LOAN: Biogen will also provide you a fully subordinated interest-free mortgage loan of $1,000,000 (secured by real property of your choice and with prompt substitution of security permitted on your reasonable request, providing that the security shall consist of your principal residence in the Boston area once you acquire one). The mortgage loan will be repayable to Biogen the sooner of five years from your date of employment or eighteen months following the point in time the pre-tax profit of your vested stock options exceeds $5,000,000. In the event that the pre-tax profit of your vested options does not exceed $5,000,000 five years from your date of employment, the payment date of the mortgage loan will be extended for up to two years following your fifth anniversary date.

- MORTGAGE REIMBURSEMENT: If necessary, Biogen will reimburse you for the mortgage and other reasonable costs related to your property in Dallas for up to six months. This reimbursement will commence after you have purchased a home in the Boston area and will end on the earlier of (i) six months, or
     (ii) when you have closed on the sale of your Dallas property.

If you voluntarily terminate your employment or if your employment is terminated by Biogen for cause, you will be required to repay Biogen the entire amount of the loan the sooner of six months following the termination of your employment or the closing on the sale of the property by which the loan is then secured. If your employment is involuntarily terminated for non-cause within the first five years, or there is a change of control that results in your termination, your loan will be forgiven. The Company has the right to renegotiate this change of control clause if there is a new change of control provision, but will guarantee that it will be no less favorable than the agreement set forth in this employment letter.

[BIOGEN LOGO]                                    VICE PRESIDENT, HUMAN RESOURCES
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Mr. Peter N. Kellogg
June 21, 2000
Page 3


As an officer of the Company, you will be required to participate in our program for executive stock ownership. We believe it is very important that our key leaders have personal stock ownership. I will outline the program to you.

Additionally, in your new role you will be provided the following:

- VACATION: You are entitled, during your employment with Biogen, to four (4) weeks vacation, accrued on a monthly pro-rated basis.

- SUPPLEMENTAL SAVINGS PLAN: You are entitled, during your employment with Biogen, to participate in the Voluntary Executive Supplemental Savings Plan. This plan allows you to defer from your current taxation up to 50% of your base salary and 100% of your bonus, if there is one. I can outline the details of the program if you are interested in participating.

- LIFE INSURANCE: You will be provided, during your employment with Biogen, Biogen's Executive Term Life Insurance coverage for a total of $1,000,000. This coverage is based on your successfully meeting the medical standards as stated in the Executive Term insurance policy.

- TAX REVIEW/PREPARATION: You are entitled, during your employment with Biogen, to the preparation and/or review, including review of estimated taxes of your annual Federal and State tax returns, which is currently administered through Price WaterhouseCoopers. The cost of this service is covered by Biogen. In the event you choose to continue the services provided by your current tax advisor, Biogen will reimburse you the cost of these services up to but not exceeding the amount incurred by Biogen through Price WaterhouseCoopers.

- INVOLUNTARY TERMINATION: If your employment with Biogen is terminated by Biogen without cause, Biogen will protect you by paying you a supplementary amount (the "Supplementary Amount") equal to your then present base salary for a period (the "Extra Period") ending on the earlier of (i) the date twelve months from your termination and (ii) the date you start another job. During such period, Biogen will also pay to continue your health benefits (i.e., health and dental plan coverage), provided such benefits are accorded employees generally and Biogen can obtain the relevant coverage. If you need continued coverage to prevent a gap in health coverage between your Biogen coverage and that at your new job, Biogen will extend such coverage for up to 30 days (to the extent that the Extra Period is less than twelve months) after you start your new job. The Supplementary Amount will be paid on the same schedule as your salary would have been paid. You will not be an employee of Biogen during the time of such payments and will not accrue any benefits or other rights (such as, but not limited to, pension plan vesting or accrual, stock option

[BIOGEN LOGO]                                    VICE PRESIDENT, HUMAN RESOURCES
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Mr. Peter N. Kellogg
June 21, 2000
Page 4


     vesting, vacation pay, etc.) during such period except health benefits as described above. You agree to notify us when you accept a new job.

Commencement of employment with Biogen is contingent on the satisfactory completion of a pre-employment drug screening test at least five business days prior to your start date. We require all new employees to sign an Intellectual Property/Confidentiality Agreement on the first day of employment. You will also be required to complete a medical history review with our occupational health department, which is scheduled after your first day of employment.

It is Biogen's policy to comply with federal, state and local guidelines applicable to its facilities and to take all reasonable steps to ensure the health and safety of Biogen employees. Consistent with this policy, your normal duties may require you from time to time to attend meetings or perform functions in any or all of Biogen's facilities.

The Federal Government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring the appropriate identification with you on your first day of employment.

On behalf of Jim Mullen, we very much look forward to your positive response and to your joining us as early as practical. We are confident that you will make a significant contribution to Biogen's future success.

Please confirm your acceptance by signing this offer letter and noting your preferred start date. I also invite you to complete the enclosed invitation to self-identify. Please complete the employment application and the drug screen authorization forms and then return both signed documents to me in the enclosed self addressed, stamped envelope. The other original offer letter is for your records.


                                        Sincerely,



                                        /s/ Frank A. Burke, Jr.
                                        ------------------------------------
                                        Frank A. Burke, Jr.


FAB:bk
Attachments

cc: Mr. James C. Mullen

[BIOGEN LOGO]                                    VICE PRESIDENT, HUMAN RESOURCES
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Mr. Peter N. Kellogg
June 21, 2000
Page 5


I am pleased to accept the offer of employment described above:

ACCEPTED:


/s/ Peter N. Kellogg                                               8/7/00
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Peter N. Kellogg                                            Preferred Start Date